Exhibit 99.1

Theragenics Corporation to Suspend Shipments of TheraSeed® to Core Oncology, Inc.

Theragenics Also Provides Notice of Termination of Supply Agreement

BUFORD, Ga.--(BUSINESS WIRE)--February 1, 2011--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced it is suspending shipments of TheraSeed® palladium-103 brachytherapy seeds to Core Oncology, Inc. Core has been unable to pay its trade receivables in accordance with the contractually specified terms for products and services provided. Theragenics also has provided Core with a notice of termination of its supply and reseller agreement, under which Theragenics is the exclusive palladium-103 seed supplier to Core for the treatment of prostate cancer in the U.S. and Canada. To ensure that scheduled patient procedures can proceed as planned, the notice provides a brief transition period during which additional orders from Core will be accepted and honored.

Theragenics has been the exclusive palladium-103 seed supplier to Core for the treatment of prostate cancer in the U.S. and Canada since January 2010. Sales to Core Oncology represented approximately 5% of consolidated revenue for 2010, and approximately 14% of total brachytherapy seed segment revenue in 2010. Theragenics expects to record a pre-tax charge of approximately $1.1 million in the fourth quarter related to accounts receivable from Core considered uncollectible. This charge is in addition to pre-tax charges of approximately $900,000 that have been recorded during 2010 in periods prior to the fourth quarter for amounts due from Core considered uncollectible. All fourth quarter and full year 2010 amounts are preliminary and subject to adjustment. Theragenics expects to announce fourth quarter and full year results later in February.

“Core has been an important company in the brachytherapy market segment. It is with regret that we take these actions. However, Core has been unable to make payments to us in accordance with our contractual terms. Litigation recently filed against Core by a third party exacerbates these circumstances. We believe there is an unacceptable level of uncertainty surrounding Core’s ability to satisfy their financial obligations to us,” said M. Christine Jacobs, Chairman and Chief Executive Officer. “In the past, healthcare providers have shown strong loyalty to TheraSeed® and we have been highly successful in retaining TheraSeed® customers following the termination of distribution agreements. Healthcare providers who previously purchased TheraSeed® through Core will have every opportunity to continue an uninterrupted supply of our product for their patients, either directly from Theragenics or through our other distribution channels.”

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. The brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed® device (www.theraseed.com) and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. The terms "Company," "we," "us," or "our" mean Theragenics Corporation and all entities included in our consolidated financial statements. For additional information, call our Investor Relations Department at 800-998-8479 or visit www.theragenics.com.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding anticipated results and pending contract termination. Actual results may differ materially due to a variety of factors, including, among other things, unforeseen adjustments and revisions identified in connection with the completion of our audited financial statements and other factors set forth from time to time in our filings with the Securities and Exchange Commission. All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or cautionary statement.

CONTACT:
Theragenics Corporation
Frank J. Tarallo, 800-998-8479 or 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 or 770-271-0233
Manager of Investor Relations
www.theragenics.com